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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                          (Amendment No. ___________)1


                         PRG-Schultz International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    69357C107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 4, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

                               Page 1 of 32 Pages
                         Exhibit Index Found on Page 24

------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================

    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                            5      SOLE VOTING POWER

                                   -0-
     NUMBER OF        -------------=============================================
                            6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY                      668,600
                      -------------=============================================
       EACH                        SOLE DISPOSITIVE POWER
                            7
     REPORTING
    PERSON WITH                    -0-
                      -------------=============================================
                                   SHARED DISPOSITIVE POWER
                            8
                                   668,600
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            668,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 2 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       632,500
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   632,500
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            632,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 3 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       68,400
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   68,400
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            68,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 4 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                           5       SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES                6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       77,600
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                           7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   77,600
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            77,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 5 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                           5       SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES                6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       34,200
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                           7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   34,200
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            34,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 6 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

     2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       1,875,491
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   1,875,491
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,875,491
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================

                               Page 7 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       1,481,300
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   1,481,300
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,481,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.4 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================

                               Page 8 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 9 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 10 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 11 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 12 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 13 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 14 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 15 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 16 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 17 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 18 of 32 Pages

                                       13G
===================
CUSIP No. 69357C107
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) [   ]
                                                                (b) [ X ]**

    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,356,791  Shares,  which is 5.5% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                          5        SOLE VOTING POWER

    NUMBER OF                      -0-
                      -------------=============================================
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       3,356,791
                      -------------=============================================
      EACH                         SOLE DISPOSITIVE POWER
                          7
    REPORTING                      -0-
   PERSON WITH        -------------=============================================
                                   SHARED DISPOSITIVE POWER
                          8
                                   3,356,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,356,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                       [    ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 19 of 32 Pages

Item 1.  Issuer
         ------

         (a) Name of Issuer:

             PRG-Schultz International, Inc. (the "Company")

         (b) Address of Issuer's Principal Executive Offices:

             600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339-5986

Item 2.  Identity And Background.
         -----------------------

         Title Of Class Of  Securities  And  CUSIP  Number  (Item  2(d) and (e))
         -----------------------------------------------------------------------

         This statement relates to Shares of Common Stock, no par value, (the "Shares") of the Company. The CUSIP number of the Shares is 69357C107.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it; and

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

                              Page 20 of 32 Pages

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Fried, Landry, Mellin, Millham, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified in (a) - (j):
         -----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         --------

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

                              Page 21 of 32 Pages

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired
         ------------------------------------------------------------------
         The Security Being Reported On By The Parent Holding Company
         ------------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 22 of 32 Pages

                                   SIGNATURES
                                   ----------



         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August 13, 2003

                             /s/ Monica R. Landry
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                             By Monica R. Landry,
                             Managing Member


                             /s/ Monica R. Landry
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             By Monica R. Landry,
                             Managing Member


                             /s/ Monica R. Landry
                             ----------------------------------------
                             Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.


                              Page 23 of 32 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                       Power of Attorney granted by Thomas F. Steyer

EXHIBIT 2                       Power of Attorney granted by David I. Cohen

EXHIBIT 3                       Power of Attorney granted by Joseph F. Downes

EXHIBIT 4                       Power of Attorney granted by William F. Duhamel

EXHIBIT 5                       Power of Attorney granted by Richard B. Fried

EXHIBIT 6                       Power of Attorney granted by Monica R. Landry

EXHIBIT 7                       Power of Attorney granted by William F. Mellin

EXHIBIT 8                       Power of Attorney granted by Stephen L. Millham


                              Page 24 of 32 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003                         By:   /s/ Thomas F. Steyer
                                                 ----------------------
                                                 Name: Thomas F. Steyer


                              Page 25 of 32 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003                         By:   /s/ David I. Cohen
                                                 --------------------
                                                 Name: David I. Cohen


                              Page 26 of 32 Pages

                                                                       EXHIBIT 3
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003                         By:   /s/ Joseph F. Downes
                                                 ----------------------
                                                 Name: Joseph F. Downes


                              Page 27 of 32 Pages

                                                                       EXHIBIT 4
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003                        By:   /s/ William F. Duhamel
                                               --------------------------
                                                Name: William F. Duhamel



                              Page 28 of 32 Pages

                                                                       EXHIBIT 5
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003                        By:  /s/ Richard B. Fried
                                               -----------------------
                                               Name: Richard B. Fried



                              Page 29 of 32 Pages

                                                                       EXHIBIT 6
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in her individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003                        By:   /s/ Monica R. Landry
                                                ----------------------
                                                Name: Monica R. Landry



                              Page 30 of 32 Pages

                                                                       EXHIBIT 7
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: June 30, 2003                         By:  /s/ William F. Mellin
                                                -----------------------
                                                Name: William F. Mellin



                              Page 31 of 32 Pages

                                                                       EXHIBIT 8
                                                                              to
                                                                    SCHEDULE 13G

                                POWER OF ATTORNEY

         The undersigned hereby appoints Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: July 2, 2003                          By:  /s/ Stephen L. Millham
                                                ------------------------
                                                Name: Stephen L. Millham



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